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                                                                   EXHIBIT 10.46

                                    SPSS INC.
                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
                        EFFECTIVE AS OF SEPTEMBER 1, 2000

                             SECTION 1. INTRODUCTION

         The SPSS Inc. Employee Stock Purchase Plan (the "Plan") is designed to provide employees of SPSS Inc. ("Company") and its wholly owned subsidiaries the opportunity to acquire shares of common stock ("Stock") of the Company on a quarterly basis through payroll deductions at a price equal to 85% of the then market price of the Stock. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                          SECTION 2. ELIGIBLE EMPLOYEES

         All hourly and salaried employees are eligible to participate in the Plan. To participate in any particular quarter, employees must be employed prior to the end of the enrollment period for that quarter.

          SECTION 3. ELECTION TO PURCHASE STOCK AND PAYROLL DEDUCTIONS

         3.1 As of the first day of each calendar quarter, each salaried employee may elect to have an amount deducted from his pay during the calendar quarter equal to one, two, three, four, five, six, seven, eight, nine or ten percent of his or her salary, bonus and commission paid during such calendar quarter. Each eligible employee who elects to participate in the Plan (a "Participant") shall deliver to the Company during the enrollment period a written payroll deduction authorization on a form acceptable to the Plan Administrator (as defined hereinafter),

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or if there is no Plan Administrator, the Administrative Committee (as defined hereinafter), (i) giving notice of the Participant's election to have amounts deducted from such Participant's pay which may be used by the Participant to purchase shares of Stock under the Plan and (ii) designating an amount to be deducted from his pay during the time the Participant is enrolled in the Plan, which designation shall equal one, two, three, four, five, six, seven, eight, nine or ten percent of the Participant's salary, bonus and commission. An amount determined by multiplying the selected percentage by the Participant's salary, bonus and commission shall be deducted from each paycheck during the calendar quarter, so that the total deductions during the calendar quarter will equal the withholding amount elected.

         3.2 There will be an enrollment period established by the Administrative Committee during which eligible employees may elect to participate in the Plan and designate the percentage of payroll deductions. Elections may not be made or modified after the end of the enrollment period except as provided in Sections 3.3 and 5, or as otherwise may be required by law.

         3.3 Any eligible employee may join the Plan as of the first day of any calendar quarter. Any Participant employee may withdraw from the Plan at any time at any time prior to the end of a calendar quarter and receive a refund of money deducted from the employee's salary, bonus and commission and not used for the purchase of stock. A Participant withdrawing from the Plan may not rejoin the Plan until the beginning of the next calendar quarter.

         3.4 No interest will be paid or accrued on any money withheld through payroll deductions under this Plan.

         3.5 A stock purchase account shall be established for each Participant (an "Account"), to which all payroll deductions made for that employee will be credited. Amounts credited to


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Accounts of employees of the Company or the subsidiaries will be under the control of the Company, may be mixed or commingled with any other funds of the Company, may be maintained or controlled as a single fund or account, and may be used for any corporate purpose. No interest will be paid or credited to any Participant or any Account under the Plan.

         3.6 In the event that any law or regulation, in the opinion of counsel for the Company, may prohibit the handling or use of all or any part of the funds in the manner contemplated by the Plan, the Company may deal with such funds in any lawful manner it may deem advisable, including (without limitation) the deposit of any such funds in individual bank accounts opened for employees.

                           SECTION 4. STOCK PURCHASES

         4.1 At the beginning of each calendar quarter, a Participant shall be granted an option to purchase a number of whole shares of Stock determined by dividing the amount to be withheld for participation in the Plan and applied to such calendar quarter by the option price per share for such calendar quarter. The option price per share for each calendar quarter shall equal 85% of the lower of (i) the closing market price for the Stock on the first trading day after the end of the previous calendar quarter or (ii) the closing market price for the Stock on the last trading day of such calendar quarter. Unless a Participant withdraws from the Plan pursuant to Section 3.3, at the end of each calendar quarter, funds deducted from a Participant's paycheck during such quarter will be used to exercise the option.

         4.2 No fractional shares will be purchased. Any funds remaining after purchasing the maximum number of whole shares which the Participant may purchase based on the Participant's


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payroll deductions will be carried over the following calendar quarter if the
Participant continues to participate in the Plan or refunded if the Participant withdraws from the Plan.

         4.3 The Company will issue to each Participant in the Participant's name, the number of whole shares of Stock purchased for the Participant, as soon as practicable following the date of purchase. The Participant shall be entitled to all rights as a holder of Stock with respect to any shares issued to him or her, including the right to vote such shares. The Participant shall not have the rights of a stockholder with respect to shares of Stock purchased under this Plan until such shares have actually been issued to the Participant.

         4.4 If the Company is required to obtain any governmental authority to issue such shares of Stock, the Company will take all reasonable steps to obtain that authority. The inability of the Company to obtain any governmental authority considered necessary for the lawful issuance of such shares shall relieve the Company from liability to any Participant in the Plan except to return the amount of the balance in the Participant's Account, without interest.


         4.5 Shares issued under the Plan may be authorized and unissued shares or shares reacquired by the Company and held as treasury shares.

         4.6 Each employee shall be responsible for the federal and state income and social security taxes due on the 15% market discount, and the Company will withhold from the employee's paycheck immediately following each quarterly purchase the appropriate amount of tax according to the withholding rules then in effect.

         4.7 Any provision of the Plan to the contrary notwithstanding, no Participant shall be granted an option: (i) if immediately after the grant the Participant would own shares, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting


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power or value of all classes of shares of the Company or any subsidiary of the
Company; or (ii) which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries (as defined under Code
Section 423) to accrue at a rate which exceeds $25,000 of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time.

         4.8 The maximum number of shares which shall be made available under the Plan shall be 100,000.

                     SECTION 5. CHANGE IN EMPLOYMENT STATUS

         5.1 Any employee whose employment terminates for any reason, other than for cause, may elect to withdraw the aggregate amount deducted from his or her paycheck then in the Company's possession, without interest, or may leave such amount with the Company to fund a stock purchase at the end of the calendar quarter. Any employee terminated for cause shall receive a refund of the amount deducted from his or her paycheck then in the Company's possession, without interest.

         5.2 If a participating employee dies, the amount deducted from his or her paycheck then in the Company's possession shall be refunded to the legal representative of the Participant, without interest.

                                SECTION 6. OTHER

         6.1 The stock purchase rights provided in the Plan shall be nonassignable. Any attempted voluntary assignment or transfer shall be void.

         6.2 The Plan shall be administered by an Administrative Committee (the "Administrative Committee"), the members of which shall be designated by the Board. The


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Administrative Committee shall have the sole and absolute power and authority to construe and interpret the Plan and adopt from time to time such rules and regulations as it deems necessary to carry out the Plan. Determinations, interpretations or other actions made or taken by the Administrative Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. The Administrative Committee may appoint a Plan Administrator (the "Plan Administrator"), who shall have the responsibility and authority to carry out the Plan consistently with the Plan and any rules and regulations established by the Administrative Committee.

         6.3 The Board shall have the right to terminate, suspend or modify the Plan in any way at any time, without notice; provided, however, that, except as otherwise explicitly set forth herein, no suspension, termination, amendment or modification may be made which would impair the rights of a Participant under the Plan with respect to any outstanding rights to purchase Stock without the consent of such Participant, unless such suspension, termination, amendment or modification is necessary to comply with any applicable law.

                        SECTION 7. NO RIGHT TO EMPLOYMENT

         Neither the adoption of the Plan nor the purchase of Stock under the Plan shall confer upon any employee of the Company or any subsidiary corporation any right to continued employment nor shall it interfere with the right of the Company and its subsidiary corporations to terminate the employment of any of their employees at any time, with or without cause.


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                            SECTION 8. GOVERNING LAW

         The Plan and all determinations made and actions taken pursuant to the Plan shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to its conflicts of law principles. The provisions of the Plan shall be interpreted in a manner necessary to sustain its legality and enforceability. The unenforceability of any provision of the Plan in a specific situation shall not affect the enforceability of that provision in another situation or the other provisions of the Plan.

                               SECTION 9. DISPUTES

         All disputes arising out of the interpretation or application of the Plan shall be decided by the Administrative Committee. In the event of a dispute with a Participant, the Administrative Committee shall provide that Participant with a written determination within 30 days of its decision with respect to the dispute.

                        SECTION 10. CERTAIN PARTICIPANTS

         With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any replacement rules or regulations under the 1934 Act and, with respect to such persons, the Administrative Committee and the Plan Administrator may take such additional actions and/or require such additional or different agreements of such persons (with such persons' consent) as necessary or appropriate (on the advice of counsel to the Company) to ensure that transactions involving such persons hereunder are exempt under Section 16 of the 1934 Act. To the extent any provision of the Plan or action by the Administrative Committee or the Plan Administrator fails to comply with all applicable conditions of Rule 16b-3 or any replacement


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rules or regulations under the 1934 Act, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrative
Committee.

       SECTION 11. LIMITS ON THE NUMBER OF SECURITIES WHICH MAY BE ISSUED.

         With respect to persons subject to Section 16 of the 1934 Act, such individuals may purchase shares of Stock with amounts deducted from their bonuses as well as their base salary, only so long as the maximum number of securities issuable to such individuals under this Plan shall not increase by more than ten percent the number of shares of Stock otherwise purchasable under the Plan.

               SECTION 12. ADJUSTMENTS ON CHANGE IN CAPITALIZATION

         The Board may make or provide for such adjustments in the numbers of shares of Stock covered by outstanding options granted hereunder, in the prices per share applicable to such options, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, further, however, that any adjustment which by reason of this Section 12 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. In the event of any such trans action or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 4.8 as the Board may determine is appropriate to reflect any transaction or event described in this Section 12.


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